WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        April 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----
     Class A         04/01/99     S             2,115      D     43.50                       I       By Benjamin I. Lumpkin
     Common Stock                                                                                    1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/01/99     S               193      D     43.56                       I       By Benjamin I. Lumpkin
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/05/99     S             1,153      D     43.88                       I       By Benjamin I. Lumpkin
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/05/99     S               770      D     44.00                       I       By Benjamin I. Lumpkin
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/05/99     S               769      D     44.13                       I       By Benjamin I. Lumpkin
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/09/99     S            18,846      D     47.84            0 (1)      I       By Benjamin I. Lumpkin
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/01/99     S             2,115      D     43.50                       I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/01/99     S               193      D     43.56                       I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/05/99     S             1,154      D     43.88                       I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/05/99     S               769      D     44.00                       I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                     04/05/99     S               769      D     44.13                       I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/09/99     S            18,846      D     47.84            0 (2)      I       By Elizabeth L. Celio
                                                                                                     1998 NIM-CRUT dated
                                                                                                     October 27, 1998

                     04/12/99     S             1,363      D     51.75                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/12/99     S               455      D     52.13                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S               909      D     52.63                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S             1,818      D     52.75                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S               454      D     53.00                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S             1,364      D     52.88                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                     04/13/99     S               909      D     53.06                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S             1,364      D     53.25                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S               909      D     53.75                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/13/99     S             1,364      D     53.88                       I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/14/99     S             8,158      D     55.23       29,261 (3)      I       By Benjamin Iverson
                                                                                                     Lumpkin Holdback Trust
                                                                                                     under Richard Anthony
                                                                                                     Lumpkin 1993 Grantor
                                                                                                     Retained Annuity Trust

                     04/12/99     S             1,364      D     51.75                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/12/99     S               454      D     52.13                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                     04/13/99     S               909      D     52.63                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S             1,819      D     52.75                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S               454      D     53.00                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S             1,364      D     52.88                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S               909      D     53.06                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S             1,363      D     53.25                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/13/99     S               909      D     53.75                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                     04/13/99     S             1,364      D     53.88                       I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                     04/14/99     S             8,161      D     55.23       29,258 (3)      I       By Elizabeth A. Lumpkin
                                                                                                     Holdback Trust under
                                                                                                     Richard Anthony Lumpkin
                                                                                                     1993 Grantor Retained
                                                                                                     Annuity Trust

                                                                            724,601 (4)      I       By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                                                                            150,224 (4)      I       By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Susan
                                                                                                     Tamara Keon DeWyngaert
                                                                                                     dated April 20, 1990

                                                                            724,601 (4)      I       By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                                                                            150,224 (4)      I       By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                                                                            150,224 (4)      I       By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Barbara
                                                                                                     Lee Sparks dated
                                                                                                     April 20, 1990

                                                                            150,224 (4)      I       By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Christina
                                                                                                     Louise Sparks dated
                                                                                                     April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Joseph
                                                                                                     John Keon III dated
                                                                                                     April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Katherine
                                                                                                     Stoddert Keon dated
                                                                                                     April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Lisa Anne
                                                                                                     Keon dated April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Margaret
                                                                                                     Lynley Keon dated
                                                                                                     April 20, 1990

                                                                             75,037 (4)      I       By Margaret L. Keon 1990
                                                                                                     Personal Income Trust for
                                                                                                     the Benefit of Pamela
                                                                                                     Keon Vitale dated
                                                                                                     April 20, 1990






                                                                         5. Amount of    6.  Owner-
                     2. Trans-                                            Securities     ship Form:
                      action                                             Beneficially  Direct (D) or
       1. Title of     Date       3. Trans-    4. Securities Acquired    Owned at End     Indirect    7.  Nature of Indirect
        Security      (Month/    action Code   (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 & 5)     (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------   ---------   -----------   ----------------------   -------------- -------------  ----------------------
                                 Code     V    Amount   (A)or(D) Price
                                 ----     -    ------   -------- -----

                                                                             54,688          I       By Richard Adamson
                                                                                                     Lumpkin Grandchildren's
                                                                                                     Trust dated 9/5/80 f/b/o
                                                                                                     Benjamin Iverson Lumpkin

                                                                             54,688          I       By Richard Adamson
                                                                                                     Lumpkin Grandchildren's
                                                                                                     Trust dated 9/5/80 f/b/o
                                                                                                     Elizabeth Arabella
                                                                                                     Lumpkin

                                                                            308,965          I       By Trust named for
                                                                                                     Benjamin Iverson Lumpkin
                                                                                                     created under the Mary
                                                                                                     Green Lumpkin Gallo Trust
                                                                                                     Agreement dated
                                                                                                     December 29, 1989

                                                                            308,965          I       By Trust named for
                                                                                                     Elizabeth Arabella
                                                                                                     Lumpkin created under the
                                                                                                     Mary Green Lumpkin Gallo
                                                                                                     Trust Agreement dated
                                                                                                     December 29, 1989

                                                                            311,127 (5)      D

                                                                              1,822          I       By Richard Anthony
                                                                                                     Lumpkin Trust under the
                                                                                                     Trust Agreement dated
                                                                                                     February 6, 1970

                                                                             60,619          I       By Margaret Anne Keon
                                                                                                     Trust under the Trust
                                                                                                     Agreement dated
                                                                                                     February 6, 1970

                                                                            107,030          I       By Mary Lee Sparks Trust
                                                                                                     under the Trust Agreement
                                                                                                     dated February 6, 1970






                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            10.
                                                                                                   9.     Owner-
                                             5.                                                  Number    ship
                                           Number                                               of Deri-  Form of
                 2.                       of Deri-                                               vative   Deriva-
        1.     Conver-                     vative         6.                                    Securi-    tive      11.
       Title   sion or                     Securi-       Date                                     ties    Secur-    Nature
        of      Exer-    3.                 ties         Exer-                                 Benefici-   ity:     of In-
      Deriva-   cise   Trans-             Acquired      cisable            7.                     ally    Direct    direct
       tive     Price  action      4.      (A) or         and          Title and         8.     Owned at  (D) or   Benefi-
      Secur-     of     Date     Trans-   Disposed      Expir-         Amount of      Price of   End of  Indirect    cial
        ity     Deri-  (Month/   action    of (D)        ation         Underlying    Derivative  Month      (I)     Owner-
      (Instr.  vative   Day/      Code   (Instr. 3,  Date (Month/      Securities     Security  (Instr.   (Instr.    ship
        3)    Security  Year)  (Instr. 8)  4 & 5)      Day/Year)     (Instr. 3 & 4)  (Instr. 5)    4)       4)    (Instr. 4)
      ------- -------- ------- --------------------  ------------    --------------  ---------- -------- -------- ---------
                               Code   V   (A)   (D) Date  Expir-   Title   Amount or
                               ----   -   ---   --- Exer- ation    -----   Number of
                                                    cis-  Date             Shares
                                                    able  ------           ---------
                                                    -----
     Employee  $35.25                                 (1)  09/25/07Class A  40,000               40,000      D
     Stock                                                         Common
     Option                                                        Stock
     (right
     to buy)
     (1)

     Employee  $34.50                                 (2)  12/22/07Class A   5,000               5,000       D
     Stock                                                         Common
     Option                                                        Stock
     (right
     to buy)
     (2)

     Employee  $29.75                                 (3)  12/31/08Class A  40,000               40,000      D
     Stock                                                         Common
     Option                                                        Stock
     (right
     to buy)
     (3)


   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section
   13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's
   Class A Common Stock.  Except as indicated in the following note, the





   securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares are not subject to Mr. Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.

        (4) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.


        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:




   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact



   DATE: May 6, 1999





                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Gail Gawthrop Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact


                          JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Benjamin I. Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact

                          JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Elizabeth L. Celio
              By: Steven L. Grissom
                  Attorney in Fact